Exhibit 99.1

Oasis Petroleum Inc. Announces Quarter and Year Ending December 31, 2011 Earnings and Provides an

Operational Update

Houston, Texas — February 22, 2012 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) today announced quarter and year ending December 31, 2011 financial results and provided an operational update.

Highlights in 2011:

•	Increased revenue to $330.4 million in 2011, up from $128.9 million in the prior year for an increase of 156%.

•	Grew Adjusted EBITDA to $234.5 million in 2011, up from $82.2 million in the prior year for an increase of 185%.

•	Increased net income to $79.4 million in 2011, up from a net loss of $29.7 million in the prior year.

“Production more than doubled and reserves nearly doubled in 2011, as we significantly grew the business in the midst of some tough operating conditions,” said Thomas B. Nusz, Oasis’ Chairman and Chief Executive Officer. “We currently have nine rigs running and three dedicated frac crews. Three more rigs are under contract for delivery in 2012, and we expect to begin operations for Oasis Well Services at the end of this quarter. The Williston Basin continues to experience significant growth, as the overall rig count is now around 210. Over the past five years, oil production in North Dakota alone has grown from 115,142 barrels per day in December 2006 to a new record of 534,884 barrels per day in December 2011. The oil-prone Williston Basin is a highly attractive area for a growth company like ours. Our growth strategy is on target, as we grew our average daily production rate in 2011 to 10,724 barrels of oil equivalent per day, up 106% from 5,206 equivalent barrels per day in 2010.”

Financial Update

Total revenue for the fourth quarter of 2011 was $116.9 million compared to $49.1 million for the fourth quarter of 2010, an increase of 138%. Sequential quarter-over-quarter revenue growth was $29.3 million, or 33%. Total revenue for the full year 2011 was $330.4 million compared to $128.9 million in 2010.

Lease operating expenses for the fourth quarter of 2011 totaled $12.1 million, or $8.63 per Boe, a 9% increase per Boe over the fourth quarter of 2010 of $7.92 per Boe. Lease operating expenses for the full year 2011 totaled $34.1 million, or $8.70 per Boe, a 13% increase per Boe over the full year 2010 of $7.67 per Boe. This year-over-year increase was primarily due to increased costs associated with water production, salt water disposal and the continuing effects of the inclement weather during the first half of 2011. We have $57.0 million of capital in our 2012 budget allocated to infrastructure, primarily for building salt water disposal infrastructure, which is currently being deployed in our key operating areas. This infrastructure is expected to reduce the need for trucks and simplify operational logistics. We are projecting unit operating costs in 2012 to range between $6.00 to $8.00 per Boe compared to $8.70 per Boe in 2011.

Production taxes for the fourth quarter of 2011 totaled $11.8 million, or 10.1% of revenue. For the full year 2011, production taxes totaled $33.9 million, or 10.2% of revenue. Production taxes decreased in 2011 compared to 2010, at 10.7% of revenue, primarily due to the increased weighting of oil revenues in Montana, which imposes a lower production tax rate than North Dakota. Our production taxes for the year ended December 31, 2010 were primarily for oil and natural gas sales revenue associated with properties in the North Dakota portion of our West Williston project area, which generates revenue subject to an 11.5% production tax rate.

Depreciation, depletion and amortization for the fourth quarter of 2011 totaled $27.2 million, or $19.40 per Boe, compared to $13.4 million, or $19.46 per Boe, in the fourth quarter of 2010. Depreciation, depletion and amortization for the full year 2011 totaled $75.0 million, or $19.16 per Boe, compared to $37.8 million, or $19.91 per Boe, for the full year 2010. The $37.2 million increase in depreciation, depletion and amortization expense for the year ended December 31, 2011 was primarily a result of our production increases and well completions during 2011. The $0.75 per Boe decrease was due to the lower cost of reserve additions associated with our 2011 drilling activities.

General and administrative expenses for the fourth quarter of 2011 totaled $9.6 million, or $6.82 per Boe, compared to $7.6 million, or $11.05 per Boe, in the fourth quarter of 2010. General and administrative expenses for the full year 2011 totaled to $29.4 million, or $7.52 per Boe, as compared to $19.7 million, or $10.39 per Boe, for the full year 2010. Of this $9.7 million year-over-year increase, approximately $6.5 million was due to the impact of our organizational growth on employee compensation and approximately $2.4 million was due to the amortization of our restricted stock awards. As of December 31, 2011, we had 146 full-time employees compared to 62 full-time employees as of December 31, 2010.

As a result of our derivative activities, we incurred a net cash settlement gain of $1.0 million in the fourth quarter of 2011 and a net cash settlement loss of $0.1 million in the fourth quarter of 2010. As a result of forward oil price changes, we recognized non-cash unrealized mark-to-market derivative losses of $66.5 million and $7.4 million for the fourth quarter of 2011 and 2010, respectively. For the years ended December 31, 2011 and 2010, we incurred net cash settlement losses of $3.8 million and $0.1 million, respectively. In addition, as a result of forward oil price changes, we recognized a $5.4 million non-cash unrealized mark-to-market derivative gain during the year ended December 31, 2011 and a $7.5 million non-cash unrealized mark-to-market derivative loss during the year ended December 31, 2010.

Adjusted EBITDA for the fourth quarter of 2011 was $85.9 million, an increase of $54.7 million, or 176%, over the fourth quarter of 2010 of $31.2 million. Adjusted EBITDA for the full year 2011 was $234.5 million, an increase of $152.3 million, or 185%, over the full year 2010 of $82.2 million.

The Company reported a net loss of $13.4 million in the fourth quarter of 2011 compared to net income of $1.6 million in the fourth quarter of 2010. For the full year 2011, Oasis reported net income of $79.4 million, or $0.86 per weighted average diluted share.

Capital Expenditures

Oasis’ capital expenditures (“CapEx”) were $249.6 million for the fourth quarter of 2011 and $666.0 million for the year ending December 31, 2011. The following table depicts the Company’s CapEx by Exploration & Production (“E&P”), Oasis Well Services, Field Office and Other Non-E&P:

	2011
($ in millions)	1Q	2Q	3Q	4Q	FY
E&P CapEx by Project Area
West Williston	$61.3	$101.0	$153.8	$183.5	$499.6
East Nesson	9.8	17.9	37.3	45.0	110.0
Sanish	4.4	5.9	7.8	9.3	27.4
Other (Barnett shale)	—	0.2	—	0.1	0.3

Total E&P CapEx	$75.5	$125.0	$198.9	$237.9	$637.3
Oasis Well Services	—	3.6	3.8	2.2	9.6
Field Office	—	1.0	0.6	2.7	4.3
Other Non E&P (1)	0.5	3.3	4.2	6.8	14.8

Total Company CapEx (2)	$76.0	$132.9	$207.5	$249.6	$666.0

(1)

Included in Other Non-E&P CapEx for the second, third and fourth quarters of 2011 is $1.1 million, $1.1 million and $0.9 million of capitalized interest, respectively. Capitalized interest was previously excluded from Other Non-E&P CapEx, for presentation purposes only, in the second and third quarter 2011 press releases.

(2)

Total Company capital expenditures reflected in the table above differ from the amounts shown in the statement of cash flows in the Company’s consolidated financial statements because amounts reflected in the table include changes in accrued liabilities from the previous reporting period for capital expenditures, while the amounts presented in the statement of cash flows are presented on a cash basis.

Leasehold Position and Drilling Locations

Oasis built its leasehold position in West Williston, East Nesson and Sanish project areas through acquisitions and development activities and, as of December 31, 2011, had 307,430 net acres in the Williston Basin. Based on results to date and the delineation of the Bakken formation throughout much of its acreage, Oasis believes it has 1,313 gross

(571.1 net) remaining primary drilling locations. This drilling inventory is based on the assumption that there are 464 substantially delineated and economically viable spacing units across the Company’s acreage position. Identified gross and net drilling locations are based on mostly 1,280 acre spacing units. For the primary inventory, each spacing unit assumes three Bakken wells (excluding wells previously drilled) and in certain areas, such as Indian Hills and parts of South Cottonwood where initial Three Forks wells were believed to be economic, each spacing unit assumes three Three Forks wells (excluding wells previously drilled). Additionally, the Company assumes that the Sanish project area includes up to three Bakken wells and two Three Forks wells (excluding wells previously drilled) per spacing unit in the primary inventory.

In addition to its primary drilling locations, the Company believes it has additional remaining potential drilling locations based on three Three Forks wells per spacing unit in spacing units that did not include Three Forks wells in the primary inventory. There were 941 gross (472.3 net) potential drilling locations remaining as of December 31, 2011. Throughout the Williston Basin, the Company believes it has an aggregate of 2,254 gross (1,043.4 net) remaining drilling locations targeting the Bakken and Three Forks formations.

In the West Williston project area, we have identified 731 gross (345.0 net) primary drilling locations remaining in the Bakken formation and 97 gross (51.3 net) primary drilling locations remaining in the Three Forks formation. In the East Nesson project area, we have identified 263 gross (137.3 net) primary drilling locations remaining in the Bakken formation and 95 gross (28.5 net) primary drilling locations remaining in the Three Forks formation. In the Sanish project area, we have identified 43 gross (4.2 net) primary drilling locations remaining in the Bakken formation and 84 gross (4.8 net) primary drilling locations remaining in the Three Forks formation.

The following table presents remaining drilling locations for each primary project area as of December 31, 2011:

	Remaining Primary Drilling Locations		Remaining Potential Drilling Locations		Remaining Drilling Locations
	Gross	Net	Gross	Net	Gross	Net
West Williston	828	396.3	714	342.8	1,542	739.1
East Nesson	358	165.8	202	124.2	560	290.0
Sanish	127	9.0	25	5.3	152	14.3

Total Williston Basin	1,313	571.1	941	472.3	2,254	1,043.4

Differentials Update

In February 2012, the quoted prices for oil coming out of the Williston Basin on pipeline (typically quoted at Clearbrook, Minnesota and Guernsey, Wyoming) (“Bakken Crude Oil”) was substantially less than prices quoted for WTI due to refinery and transportation constraints. Transportation constraints were largely due to increased volumes produced in North Dakota in the second half of 2011. In December 2011, oil production in North Dakota was approximately 535,000 barrels per day compared to approximately 386,000 barrels per day in June 2011. Oil from Canada also put pressure on the existing pipeline infrastructure that terminates in Mid-West refineries. Although there was 300,000 barrels per day of railcar transportation capacity in place as of December 31, 2011, these railcar facilities are not running at nameplate capacity due to limited availability of railcars. We believe the operators of these railcar facilities have railcars on order and expect utilization on these facilities to increase substantially during the first half of 2012. Additionally, during 2012 we expect to begin transporting a portion of our crude oil on gathering systems, originating at the wellhead, in the West Williston, which will eliminate the need to transport barrels by truck from the wellhead. The gathering system is expected to provide us access to multiple pipelines and rail outlets where we can sell our crude oil.

Hedging Activity

As of February 22, 2012, the Company had the following outstanding commodity derivative contracts, all of which settle monthly:

		Weighted Average Prices ($/Bbl)
Type	Remaining Term	Sub-Floor	Floor	Cap	BOPD	Deferred	Total Barrels
2012
Partial Year
Three-Way Collar	4 Months (Mar-Jun)	$75.00	$95.00	$111.00	1,000		122,000
Three-Way Collar	4 Months (Mar-Jun)	$70.00	$90.00	$101.35	2,000		244,000
Deferred Puts	6 Months (Jul-Dec)	$70.00	$90.00			2,000	368,000
Full Year
Two-Way Collar	10 Months (Mar-Dec)		$85.56	$106.50	4,500		1,377,000
Three-Way Collar	10 Months (Mar-Dec)	$63.93	$89.64	$109.18	7,000		2,142,000
Three-Way Collar	10 Months (Mar-Dec)	$75.00	$95.00	$111.30	1,000		306,000

Total 2012 Hedges			$88.96	$108.05			4,559,000

Implied total volume hedged (BOPD) for 2012							14,899

2013
Two-Way Collar	12 Months (Jan-Dec)		$90.00	$112.78	2,000		730,000
Three-Way Collar	12 Months (Jan-Dec)	$71.00	$91.00	$113.04	5,000		1,825,000

Total 2013 Hedges			$90.71	$112.96	7,000		2,555,000

Conference Call Information

The Company will host a conference call on Thursday, February 23, 2012 at 11:00 a.m. Central Time to discuss its fourth quarter and full year 2011 financial and operational results. Investors, analysts and other interested parties are invited to listen to the conference call by dialing 877-621-0256 (U.S.) or 706-634-0151 (International) using the Conference ID 46774975 or via the Company’s website at www.oasispetroleum.com. A recording of the conference call will be available by dialing 855-859-2056 (U.S.) or 404-537-3406 (International), using the Conference ID 46774975, beginning at 2:00 p.m. Central Time on the day of the call, and available until Friday, March 2, 2012 via the Company’s website. The conference call will also be available for replay for approximately 30 days at www.oasispetroleum.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivatives activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include changes in oil and natural gas prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Oasis Petroleum Inc.

Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit the Company’s website at www.oasispetroleum.com.

Contact:

Oasis Petroleum Inc.

Richard Robuck, (281) 404-9600

Oasis Petroleum Inc. Financial Statements

OASIS PETROLEUM INC.

CONSOLIDATED BALANCE SHEET

	December 31, 2011	December 31, 2010
	(In thousands, except share data)
ASSETS
Current assets
Cash and cash equivalents	$470,872	$143,520
Short-term investments	19,994	—
Accounts receivable — oil and gas revenues	52,164	25,909
Accounts receivable — joint interest partners	67,268	28,596
Inventory	3,543	1,323
Prepaid expenses	2,140	490
Advances to joint interest partners	3,935	3,595
Deferred income taxes	3,233	2,470
Other current assets	491	—

Total current assets	623,640	205,903

Property, plant and equipment
Oil and gas properties (successful efforts method)	1,235,357	580,968
Other property and equipment	20,859	1,970
Less: accumulated depreciation, depletion, amortization and impairment	(176,261)	(99,255)

Total property, plant and equipment, net	1,079,955	483,683

Derivative instruments	4,362	—
Deferred costs and other assets	19,425	2,266

Total assets	$1,727,382	$691,852

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$12,207	$8,198
Advances from joint interest partners	9,064	3,101
Revenues and production taxes payable	19,468	6,180
Accrued liabilities	119,692	58,239
Accrued interest payable	15,774	2
Derivative instruments	5,907	6,543
Other current liabilities	472	—

Total current liabilities	182,584	82,263

Long-term debt	800,000	—
Asset retirement obligations	13,075	7,640
Derivative instruments	3,505	3,943
Deferred income taxes	92,983	45,432
Other liabilities	997	780

Total liabilities	1,093,144	140,058

Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value; 300,000,000 shares authorized; 92,483,393 issued and 92,460,914 outstanding at December 31, 2011 and 92,240,345 issued and outstanding at December 31, 2010	921	920
Treasury stock, at cost; 22,479 shares	(602)	—
Additional paid-in-capital	647,374	643,719
Retained deficit	(13,455)	(92,845)

Total stockholders’ equity	634,238	551,794

Total liabilities and stockholders’ equity	$1,727,382	$691,852

OASIS PETROLEUM INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(In thousands, except per share data)
Oil and gas revenues	$116,876	$49,147	$330,422	$128,927
Expenses
Lease operating expenses	12,097	5,470	34,072	14,582
Production taxes	11,824	5,637	33,865	13,768
Depreciation, depletion and amortization	27,210	13,447	74,981	37,832
Exploration expenses	1,340	261	1,685	297
Impairment of oil and gas properties	297	158	3,610	11,967
Loss on sale of properties	207	—	207	—
Stock-based compensation expenses	—	3,543	—	8,743
General and administrative expenses	9,565	7,638	29,435	19,745

Total expenses	62,540	36,154	177,855	106,934

Operating income	54,336	12,993	152,567	21,993

Other income (expense)
Net gain (loss) on derivative instruments	(65,510)	(7,478)	1,595	(7,653)
Interest expense	(10,873)	(274)	(29,618)	(1,357)
Other income (expense)	420	202	1,635	284

Total other income (expense)	(75,963)	(7,550)	(26,388)	(8,726)

Income (loss) before income taxes	(21,627)	5,443	126,179	13,267
Income tax benefit (expense)	8,226	(3,856)	(46,789)	(42,962)

Net income (loss)	$(13,401)	$1,587	$79,390	$(29,695)

Earnings (loss) per share:
Basic and diluted	$(0.15)	$0.02	$0.86	$(0.61)

Weighted average shares outstanding:
Basic	92,070	92,000	92,056	48,395
Diluted	92,070	92,170	92,241	48,395

OASIS PETROLEUM INC.

SELECTED FINANCIAL AND OPERATIONAL STATS

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Operating results ($ in thousands):
Revenues
Oil	$113,226	$48,041	$321,668	$124,682
Natural gas	3,650	1,106	8,754	4,245

Total oil and gas revenues	116,876	49,147	330,422	128,927

Production data:
Oil (MBbls)	1,325	658	3,732	1,792
Natural gas (MMcf)	464	200	1,092	651
Oil equivalents (MBoe)	1,402	691	3,914	1,900
Average daily production (Boe/d)	15,243	7,511	10,724	5,206

Average sales prices:
Oil, without realized derivatives (per Bbl)	$85.46	$73.05	$86.18	$69.60
Oil, with realized derivatives (per Bbl) (1)	86.20	72.96	85.15	69.53
Natural gas (per Mcf) (2)	7.86	5.53	8.02	6.52

Costs and expenses (per Boe of production):
Lease operating expenses	$8.63	$7.92	$8.70	$7.67
Production taxes	8.43	8.16	8.65	7.25
Depreciation, depletion and amortization	19.40	19.46	19.16	19.91
General and administrative expenses	6.82	11.05	7.52	10.39
Stock-based compensation expenses (3)	—	5.13	—	4.60

(1)	Realized prices include realized gains or losses on cash settlements for commodity derivatives, which do not qualify for hedge accounting.
(2)	Natural gas prices include the value for natural gas and natural gas liquids.
(3)	In March 2010, we recorded a $5.2 million stock-based compensation charge associated with OP Management granting 1.0 million C Units to certain of our employees. During the fourth quarter of 2010, we recorded an additional $3.5 million in stock-based compensation expense primarily associated with OP Management granting discretionary shares of our common stock to certain of our employees who were not C Unit holders and certain contractors.

OASIS PETROLEUM INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2011	2010
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$79,390	$(29,695)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	74,981	37,832
Impairment of oil and gas properties	3,610	11,967
Loss on sale of properties	207	—
Deferred income taxes	46,789	42,962
Derivative instruments	(1,595)	7,653
Stock-based compensation expenses	3,656	9,970
Debt discount amortization and other	1,561	470
Working capital and other changes:
Change in accounts receivable	(64,900)	(44,450)
Change in inventory	(2,550)	(498)
Change in prepaid expenses	(1,600)	(356)
Change in other current assets	(491)	—
Change in other assets	(139)	(164)
Change in accounts payable and accrued liabilities	36,316	13,917
Change in other current liabilities	472	—
Change in other liabilities	317	4

Net cash provided by operating activities	176,024	49,612

Cash flows from investing activities:
Capital expenditures	(613,223)	(226,544)
Acquisition of oil and gas properties	—	(86,393)
Derivative settlements	(3,841)	(120)
Purchases of short-term investments	(184,907)	—
Redemptions of short-term investments	164,913	—
Advances to joint interest partners	(497)	1,010
Advances from joint interest partners	5,963	2,512
Proceeds from equipment and property sales	2,202	—

Net cash used in investing activities	(629,390)	(309,535)

Cash flows from financing activities:
Proceeds from sale of common stock	—	399,669
Proceeds from credit facility	—	72,000
Principal payments on credit facility	—	(107,000)
Proceeds from issuance of senior notes	800,000	—
Purchases of treasury stock	(602)	—
Debt issuance costs	(18,680)	(1,788)

Net cash provided by financing activities	780,718	362,881

Increase in cash and cash equivalents	327,352	102,958
Cash and cash equivalents:
Beginning of period	143,520	40,562

End of period	$470,872	$143,520

Supplemental cash flow information:
Cash interest paid, net of capitalized interest	$13,748	$1,002

Supplemental non-cash transactions:
Change in accrued capital expenditures	$58,205	$35,181
Change in asset retirement obligations	5,434	1,227

Non-GAAP Financial Measures

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, depletion, amortization, exploration expenses and other similar non-cash charges. Adjusted EBITDA is not a measure of net income or cash flows as determined by United States generally accepted accounting principles, or GAAP.

The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively.

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(In thousands)
Adjusted EBITDA reconciliation to Net Income (Loss):
Net income (loss)	$(13,401)	$1,587	$79,390	$(29,695)
Change in unrealized (gain) loss on derivative instruments	66,500	7,417	(5,436)	7,533
Interest expense	10,873	274	29,618	1,357
Depreciation, depletion and amortization	27,210	13,447	74,981	37,832
Impairment of oil and gas properties	297	158	3,610	11,967
Exploration expenses	1,340	261	1,685	297
Loss on sale of properties	207	—	207	—
Stock-based compensation expenses	1,064	4,160	3,656	9,970
Income tax (benefit) expense	(8,226)	3,856	46,789	42,962

Adjusted EBITDA	$85,864	$31,160	$234,500	$82,223

Adjusted EBITDA reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$36,342	$18,727	$176,024	$49,612
Realized gain (loss) on derivative instruments	990	(61)	(3,841)	(120)
Interest expense	10,873	274	29,618	1,357
Exploration expenses	1,340	261	1,685	297
Debt discount amortization and other	(520)	(48)	(1,561)	(470)
Changes in working capital	36,839	12,007	32,575	31,547

Adjusted EBITDA	$85,864	$31,160	$234,500	$82,223